UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 16, 2022

REDHAWK HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-54323	20-3866475
(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification No.)

100 Petroleum Drive, Suite 200, Lafayette, Louisiana 70508
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (337) 269-5933

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Item 8.01	Entry into a Material Definitive Agreement. Other Events.

On September 23, 2021, the United States District Court for the Eastern District of Louisiana (the “Louisiana Court”) under Civil Action No. 2:17-cv-819-B(3) (the “Litigation”) granted the defendants’ Motion to Enforce the settlement agreement entered into between the Company and the defendants, Daniel J. Schreiber and the Daniel J. Schreiber Living Trust – Dtd 2/08/95 (collectively referred to herein as “Schreiber”). The Louisiana Court ordered the Company to pay Schreiber the amount of $101,490.27, representing primarily its calculation of the contractual interest, of 18% per annum, accrued on the outstanding principal balance of the two promissory notes issued pursuant to the settlement agreement until they were paid, plus certain costs incurred to that date.

The Company believes the Louisiana Court’s September 23, 2021 ruling is in error, and on October 15, 2021, the Company filed a Motion for Reconsideration asking the Louisiana Court to reconsider its ruling.

On November 17, 2021, the Company posted a supersedeas bond, pursuant to an order of the Louisiana Court granting the Company’s motion to set that bond and stay judgment, in the amount of $121,804.44 from available working capital to stay the enforcement of the Louisiana Court’s September 23, 2021 judgment.

On January 5, 2022, the Louisiana Court denied the Company’s October 15, 2021 Motion to Reconsider. The next day the Louisiana Court granted in part a motion of Schreiber to award Schreiber an amount equal to the reasonable attorneys’ fees and costs incurred in pursuing the motion to enforce the settlement agreement; the Louisiana Court awarded Schreiber these expenses but in a lesser amount than moved for, entering a second judgment dated January 6, 2022 awarding Schreiber the amount of $85,035.64.

On February 8, 2022, the Louisiana Court granted the Company’s motion to post a cash bond in the amount of $102,050.82 to stay enforcement of this second judgment of January 6, 2022.

The Company believes both of the Louisiana Court’s rulings and judgments were in error, so on February 2, 2022, the Company filed a notice of appeal to appeal the Louisiana Court’s rulings and judgments to the United States Court of Appeals for the Fifth Circuit.

On February 16, 2022, the parties to the Litigation, RedHawk and Schreiber, entered into a Settlement Agreement and Release (“Release”) to resolve all issues arising out of the subject matter of the Litigation.

In consideration of the mutual promises, covenants and conditions contained in the Release, the parties entered into the Release, agreeing that Redhawk would pay Schreiber $150,000 consisting of a wire transfer from RedHawk of $28,195.56 and jointly filing a motion, with Schreiber’s legal counsel, to release to Schreiber the $121,804.44 previously deposited in the registry of the Louisiana Court as a supersedeas bond. Schreiber agreed to accept this amount in compromise as payment in full of its outstanding claims arising from the subject matter of its motion to enforce. RedHawk and Schreiber granted each other broad mutual releases of all claims arising from the subject matter of the original underlying lawsuit filed by RedHawk against Schreiber or Schreiber’s motion to enforce the settlement agreement.

Upon the parties’ execution of the Release, RedHawk made the wire transfer payment to Schreiber, care of its legal counsel, from available working capital, and authorized legal counsel to file the aforementioned joint motion – to dismiss the Litigation with prejudice and to release the supersedeas bond amount to Schreiber. Assuming the Louisiana Court grants this motion and dismisses the Litigation with prejudice, that should conclude this proceeding, and the disputes underlying it, with finality.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

REDHAWK HOLDINGS CORP.

Date: February 17, 2022	By:	/s/ G. Darcy Klug
G. Darcy Klug
Chief Financial Officer